Exhibit 99.1

MPLX LP announces election of two new directors

FINDLAY, Ohio, Oct. 29, 2026 – MPLX LP (NYSE: MPLX) today announced that Micheal G. Dunn and Bruce L. Niemeyer have been elected to the board of directors of MPLX GP LLC, the general partner of MPLX, both effective Nov. 1, 2026.

Dunn brings over 35 years of experience in the natural gas and midstream industries, including leadership roles in operations, engineering, construction, project-management and information technology. Most recently, Dunn served as executive vice president and chief operating officer of The Williams Companies, from which he retired in 2025. He previously served as president of Kern River Gas and PacifiCorp Energy, and president and executive vice president of Questar Pipeline/Questar Corporation.

Dunn is a GIP-designated director on the Columbia Pipelines Holding Company board and is a past director of Williams Partners LP. He earned a Bachelor of Science in Civil Engineering from the University of Oklahoma.

Niemeyer’s career spans more than 40 years in the energy industry, including a variety of leadership roles in exploration and production. At Chevron, Niemeyer was previously responsible for its Western Hemisphere upstream business as President, Americas Exploration and Production, and before that served as its Corporate Vice President, Strategy and Sustainability. He began his career at Atlantic Richfield, where he held a series of leadership positions, including serving as President of ARCO Environmental Remediation, LLC.

Niemeyer earned a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.

“Micheal and Bruce bring an extraordinary breadth of expertise to MPLX’s board,” said MPLX Chairman, President and CEO Maryann Mannen. “Their respective experiences and expertise will be invaluable as we execute growth strategies across our value chains to meet growing demand.”

The addition of Niemeyer and Dunn brings the MPLX board to 12 directors.

“It’s a pleasure to welcome these two leaders to MPLX’s board of directors,” said Christopher Helms, MPLX lead director. “Their insights and strategic acumen will be a great fit for the partnership as we continue creating long-term value for unitholders.”

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About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

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